Exhibit 10.5

RESTRICTED STOCK AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

UNDER THE MONOTYPE IMAGING HOLDINGS INC.

SECOND AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	Name
Address of Grantee:	Address
No. of Shares:	# of shares
Grant Date:	Grant Date

Pursuant to the Monotype Imaging Holdings Inc. Second Amended and Restated 2007 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Monotype Imaging Holdings Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.001 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration equal to the par value of the Shares in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Company.

1. Making of Award. This award is deemed to be made on the date the key terms of the grant are communicated to the Grantee either (i) by email, (ii) in writing, or (iii) through posting in the Grantee’s online E*TRADE brokerage account with respect to Company equity awards. At such time, the shares of Restricted Stock shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) If the Grantee’s position as a non-employee director of the Company is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.

3. Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the date(s) specified in the following schedule so long as the Grantee remains a non-employee director of the Company on such date(s). If a series of vesting dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Shares Vested	Vesting Date

( %)
( %)
( %)
( %)
( %)

Subsequent to such vesting date(s), the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3. Notwithstanding the foregoing, all restrictions and conditions of Paragraph 2 shall lapse, and all Shares of Restricted Stock shall become fully vested, upon the consummation of a Sale Event as defined in the Plan.

4. Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

8. Election under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to timely provide a copy of the election to the Company.

9. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee as a non-employee director of the Company and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to take any action to remove the Grantee as a non-employee director of the Company at any time.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MONOTYPE IMAGING HOLDINGS INC.

By:
Name:
Title:

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